Exhibit 10.1

Rex Energy Corporation

Executive Change of Control Policy

Rex Energy Corporation (the “Parent Company”, and together with its subsidiaries, the “Company”) has adopted this Executive Change of Control Policy (together with the Additional Terms and Conditions attached as Exhibit A, this “Policy”) for the benefit of such of its executive employees as the Company may from time-to-time designate (“Designated Executives”).

I.	Purpose. The purpose of this Policy is to provide for the payment of salary continuation and certain other benefits to Designated Executives whose employment with the Company is terminated as a Direct Result (defined below) of a Change of Control (defined below) of the Parent Company.

II.	Change of Control. Solely for the purposes of this Policy, the following capitalized terms shall have the meanings given to those terms in this Section II:

“Change of Control” means the occurrence of any of the following events:

(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either:

(i)	the then outstanding shares of the common stock of Parent Company (the “Outstanding Parent Company Common Stock”), or

(ii)	the combined voting power of the then outstanding voting securities of Parent Company entitled to vote generally in the election of directors (the “Outstanding Parent Company Voting Securities”);

provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change of Control of Parent Company:

1.	any acquisition directly from Parent Company;

2.	any acquisition by Parent Company;

3.	any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent Company or any entity controlled by Parent Company; or

4.	any acquisition pursuant to a transaction that complies with clauses (1), (2) and (3) of paragraph (c) below; or

(b)	Individuals who, as of the effective date of a Designated Executive’s status as a Participant under this Policy, constitute the Board of Parent Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Parent Company; provided that any individual becoming a director subsequent to such effective date whose election, or nomination for election by Parent Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board of Parent Company;

(c)	Consummation of

(i)	a reorganization, merger or consolidation or sale of Parent Company or any subsidiary of Parent Company, or

(ii)	a disposition of all or substantially all of the assets of Parent Company (a “Business Combination”),

in each case, unless, following such Business Combination,

1.	all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Company Common Stock and Outstanding Parent Company Voting Securities immediately prior to such Business Combination beneficially own, direct or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Parent Company or all or substantially all of Parent Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Parent Company Common Stock and Outstanding Parent Company Voting Securities, as the case may be,

2.	no Covered Person (excluding any employee benefit plan (or related trust) of Parent Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and

3.	at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination.

“Direct Result”. Termination of employment without Cause (defined below) or resignation for Good Reason (defined below) shall be deemed a “Direct Result” of a Change of Control if it occurs at any time:

(a)	Between

(i)	the date the Parent Company enters into a definitive agreement or files a proxy statement, or the date a third person begins a tender or exchange offer, in each case, in connection with a transaction that, if consummated, would constitute a Change of Control, and

(ii)	the date the Change of Control transaction is either consummated, abandoned or terminated (for this purpose, the Parent Company’s Board of Directors shall have the sole and absolute discretion to determine that a proposed transaction has been abandoned); or

(b)	Within one year after the consummation of a Change of Control.

“Cause” means:

(a)	conviction of a felony involving moral turpitude,

(b)	conduct that is materially and demonstrably injurious to the Company, or

(c)	willful engagement in one or more acts of dishonesty resulting in personal gain to the Designated Executive at the expense of the Company, or

(d)	a material breach by the Executive of the Parent Company’s Code of Business Conduct or similar applicable conduct policy.

“Good Reason” means the occurrence of any of the following events within one year after a Change of Control without the Designated Executive’s consent:

(a)	A material reduction in Designated Executive’s authority, duties or responsibilities from those the Designated Executive possessed immediately prior to the Change of Control;

(b)	A transfer of the Designated Executive to a location that is more than 25 miles away from the location where the Designated Executive was employed immediately prior to the Change of Control;

(c)	Any material reduction in the Designated Executive’s rate of annual salary below his or her rate of annual salary immediately prior to the Change of Control; or

(d)	Any material reduction in the level of the Designated Executive’s benefits or bonus below a level consistent with the Company’s practice prior to the Change of Control, other than changes applicable to all similarly situated executive employees of the Company.

III.	Effective Date. , 2011.

IV.	Eligibility and Ineligibility Criteria.

A.	Eligibility Criteria. To receive the severance benefits that this Policy provides, a Designated Executive must satisfy the following criteria:

1.	Service Pending Change of Control. If the Parent Company or a third party takes action in furtherance of or that would result in a Change of Control (including, without limitation, the commencement of a tender offer, the distribution of a proxy statement, the acquisition of shares or other interests, the commencement of negotiations or the execution of a definitive agreement), the Designated Executive must:

(a)	agree not to voluntarily resign from the Company without Good Reason,

(b)	perform his or her responsibilities at a level meeting the Company’s expectations, and

(c)	cooperate with the Company in connection with the Change of Control, until the Change of Control is consummated.

2.	Separation Agreement and General Release. The Designated Executive must execute a separation agreement that includes, among other things, the following:

(a)	a full and complete release of the Company from any liability or obligation (excluding accrued and vested pension and compensation obligations, the obligations under this Policy, any indemnification to which the Designated Executive may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws and any coverage under directors and officers, fiduciary or errors or omissions policies that benefit the Designated Executive) to the Designated Executive,

(b)	an agreement to cooperate with the Company in litigation, disputes and investigations,

(c)	an agreement to keep the Company’s confidential information secret,

(d)	the details of how the severance benefits that the Company provides pursuant to this Policy will be delivered to the Designated Executive,

(e)	an agreement, during the Salary Continuation Period, not to solicit the Company’s employees, customers, dedicated contractors or business partners on the Designated Executive’s behalf or for another person or entity for whom the Designated Executive is an officer, director, employee or agent for the purposes of or in connection with providing goods or services of the nature that the Company provides,

(f)	an agreement not to disparage the Company or its businesses or services, and

(g)	an agreement to arbitrate any disputes regarding the separation agreement in binding arbitration,

in such form as the Company may, in its sole discretion, request.

B.	Disqualification Events. A Designated Executive shall be disqualified from receiving the severance benefits that this Policy provides if any of the following occurs:

1.	Termination for Cause. The Designated Executive’s employment is terminated for Cause.

2.	Death, Retirement, Resignation or Permanent Disability. The Designated Executive dies, retires prior to termination, resigns without Good Reason prior to termination or suffers a Permanent Disability prior to termination. “Permanent Disability” means any such physical or mental impairment that is determined to make the individual eligible to receive a disability benefit in accordance with the provisions of any insured long term disability plan applicable to such Executive by the insurance carrier underwriting such plan, or, if no such plan exists or if such plan is not applicable to Executive, any such impairment that the Company determines in good faith constitutes Permanent Disability.

3.	Good Standing. The Designated Executive is not in Good Standing at or near the date of the Designated Executive’s termination. “Good Standing” means a Designated Executive is properly performing all job duties, is following all of the Company’s policies and procedures, and is complying with all contractual obligations and fiduciary duties, in each case, as the Company determines in its sole discretion.

4.	Existing Change of Control Severance Agreement. The Designated Executive is a party to an agreement with the Company providing severance benefits on a Change of Control or similar transaction.

C.	Participation. A Designated Executive who satisfies the Eligibility Criteria in Section IV.A. and who has not experienced a Disqualification Event described in Section IV.B. shall become a “Participant” in the Policy and be entitled to the severance benefits described in Section V, upon the occurrence of a termination without Cause or resignation for Good Reason, in each case, as a Direct Result of a Change of Control. The Company shall not be obligated to provide benefits under this Policy unless this criteria is met.

V.	Severance Benefits. Subject to the limitations in Section VI of Exhibit A, if a Designated Executive becomes a Participant pursuant to Section IV.C., the severance benefits for which a Participant is eligible shall be as follows:

A.	Salary Continuation. A Participant shall be eligible for 18 months of salary continuation. Salary continuation payments will be made in accordance with the Company’s applicable payroll schedule until the full salary continuation benefit is delivered to the Participant. The 18-month period during which these payments are made is the “Salary Continuation Period.”

B.	Benefits. During the Salary Continuation Period, the Participant shall also be entitled to receive (should he or she so elect) the COBRA continuation coverage he or she would otherwise be entitled to at the rate payable by active employees of the Company (rather than payable at the standard premium rate established for COBRA continuation coverage) until the earlier of (1) the end of the Salary Continuation Period and (2) the date the Participant becomes entitled to employer sponsored health plan coverage following new employment, regardless of whether or not that Participant elects the employer sponsored health plan coverage. Following the end of this period, the Participant shall pay the balance of any COBRA continuation coverage payments at the standard rate established for COBRA eligible participants should he or she desire to continue COBRA throughout the COBRA continuation coverage period. The Participant’s payment of the premium for these benefits shall be on an after-tax basis. The Company may automatically deduct these premium payments from the Participant’s salary continuation payments. The Participant is required to notify the Company in writing of the availability of other coverage. The Participant’s failure to provide this notice will result in a discontinuation of all future severance benefits pursuant to this Policy. Continued participation in the Company’s health care plans is subject to the terms and conditions of those plans. Participation in all other benefits that the Company may offer ceases upon termination.

C.	Equity Incentive Awards. Upon a Change of Control, a Participant’s rights regarding the Participant’s equity incentive awards shall be governed by the Participant’s agreement and the incentive award plan that governs the awards.

D.	Retirement Benefits. The Participant’s inactive employment during the Salary Continuation Period shall not count towards retirement or other benefits determined by length of service nor shall it be considered continued employment under any equity incentive award plan.

E.	Annual Bonus or Pay-for-Performance Payment. If the Participant’s employment is terminated after the end of a calendar year but before annual bonus or pay-for-performance payments for such year are distributed, the Participant shall be entitled to the annual bonus or pay-for-performance payment attributable to the immediately preceding calendar year, assuming for this purpose that all personal performance targets or goals were met. The Company shall make this payment at the same time it pays all of its other employees in accordance with the Company’s normal practices but no later than March 31 of the applicable year.

The Participant shall also be entitled to receive an annual bonus or pay-for-performance payment at the Participant’s target level for the year in which the Participant’s employment is terminated, assuming for this purpose that all personal performance targets or goals were met. The Company shall make this payment to the Participant upon the Participant’s termination of employment.

EXHIBIT A

ADDITIONAL TERMS AND CONDITIONS

These Additional Terms and Conditions are an integral part of the Policy.

VI.	Limitations on Severance Benefits.

A.	Severance benefits under this Policy are subject to all applicable taxes and withholdings.

B.	This Policy is not intended to be a retirement plan. Notwithstanding any other provision of this Policy, under no circumstances will the severance benefits that the Company provides to any Participant exceed twice the amount of the Participant’s annual compensation, including the dollar value of all fringe benefits and other non-cash compensation, during the year immediately preceding the Participant’s termination. In addition, all severance benefit payments must be completed:

1.	In the case of a Participant whose employment is terminated in connection with a limited program of terminations, within the later of 24 months after the Designated Executive’s termination or 24 months after the Designated Executive reaches normal retirement age of 65; and

2.	In the case of all other Participants, within 24 months after the termination.

C.	Claims Procedure and Arbitration. The Company will pay the severance benefits that this Policy provides to a Participant without the necessity of filing a formal claim. A Participant, however, may make a request for any severance benefits to which he or she may be entitled. Any such request must be made in writing, and it should be made to the Policy Administrator at the address listed in Section VI.F(5).

1.	A Participant’s request for severance benefits under this Policy shall be considered a claim for those benefits, and it will be subject to a full and fair review. If a Participant’s claim is wholly or partially denied, the Policy Administrator will furnish the Participant with a written notice of the denial. The Policy Administrator will provide written notice to the Participant within 90 days after the Policy Administrator receives the claim. The Policy Administrator may extend this period for up to an additional 90 days if circumstances beyond its control require an extension to process the claim. If an extension is required, the Policy Administrator will notify the Participant of the extension within the original 90-day period. The written notice must contain the following information:

(a)	The specific reason or reasons for the denial;

(b)	A description of any additional information or material necessary to correct the claim and an explanation of why such material or information is necessary; and

(c)	Appropriate information as to the steps to be taken if the Participant wishes to appeal the denial.

If notice of the denial of a claim is not furnished to a Participant in accordance with the foregoing requirements within a reasonable period of time, the Participant’s claim will be deemed denied. The Participant will then be permitted to proceed to the appeal stage described as follows in this Section VI.

2.	If a Participant’s claim has been denied, and he or she wishes to appeal the denial, the Participant must comply with the following claims appeal procedure.

(a)	Upon the denial of the Participant’s claim for benefits, he or she may file an appeal of the denial, in writing, with the Policy Administrator.

(b)	THE PARTICIPANT MUST FILE THE APPEAL NO LATER THAN 60 DAYS AFTER HE OR SHE RECEIVED WRITTEN NOTIFICATION OF THE DENIAL OF THE CLAIM FOR BENEFITS, OR IF NO WRITTEN DENIAL OF THE CLAIM WAS PROVIDED, NO LATER THAN 60 DAYS AFTER THE DEEMED DENIAL OF THE CLAIM.

(c)	The Participant may review all pertinent documents relating to the denial of his or her claim and submit any issues and comments, in writing, to the Policy Administrator.

(d)	The Participant’s claim must be given a full and fair review. If the Participant’s claim is denied on appeal, the Policy Administrator must provide the Participant with written notice of this denial within 60 days after the Policy Administrator’s receipt of the Participant’s written appeal, unless special circumstances require an extension of time of up to an additional 60 days. If an extension is necessary, the Policy Administrator will notify the Participant within the original 60-day period.

(e)	The Policy Administrator’s decision on the Participant’s appeal will be communicated to the Participant in writing and will include specific references to the pertinent Policy provisions on which the decision was based.

(f)	If the Policy Administrator’s decision on appeal is not furnished to the Participant within the time limitations described above, the Participant’s claim will be deemed denied on appeal.

(g)	Claims for benefits under available health insurance plans (other than an Designated Executive’s right to continue such benefits as provided in this Policy) will be subject to the terms and conditions of those plans and not the claims procedures set forth in the Policy.

3.	No legal action or arbitration for benefits under this Policy shall be brought unless and until the Participant has exhausted the procedures set forth above and the Participant’s claim remains partly or wholly denied or deemed denied. Any such action must be filed within one year after the date the procedures set forth in this Policy are exhausted.

If a controversy or dispute is not resolved after completion of the process described above in this Section VI, then, upon written notice by any party to the other parties (an “Arbitration Notice”) and to the American Arbitration Association (the “AAA”), the controversy or dispute shall be submitted to a sole arbitrator who is independent and impartial, for binding arbitration in the city in which the Company employed the Designated Executive immediately prior to the Designated Executive’s termination of employment in accordance with AAA’s Commercial Arbitration Rules (the “Rules”). The parties agree that they will faithfully observe this agreement and the Rules and that they will abide by and perform any award rendered by the arbitrator. The Federal Arbitration Act, as amended (or by the same principles that the Act enunciates if it may not be technically applicable), shall govern this agreement and the arbitration. The award or judgment of the arbitrator shall be final and binding on all parties and judgment upon the award or judgment of the arbitrator may be entered and enforced by any court having jurisdiction. If any party becomes the subject of a bankruptcy, receivership or other similar proceeding under the laws of the United States of America, any state or commonwealth or any other nation or political subdivision thereof, then, to the extent permitted or not prohibited by applicable law, any factual or substantive legal issues arising in or during the pendency of any such proceeding shall be subject to all of the foregoing mandatory arbitration provisions and shall be resolved in accordance therewith. The agreements contained in this Section VI have been given for valuable consideration, are coupled with an interest and are not intended to be executory contracts. The fees and expenses of the arbitrator will be shared by all parties engaged in the dispute or controversy on a basis determined to be fair and equitable by the arbitrator, taking into account the relative fault of each party, the relative credibility and merit of all claims and defenses made by each party and the cooperation, speed and efficiency of each party in conducting the arbitration proceedings and complying with the Rules and with orders and requests of the arbitrator.

D.	Policy Administrator. The administration of this Policy is under the supervision of the Policy Administrator. It is the principal duty of the Policy Administrator to see that this Policy is carried out in accordance with it terms and for the exclusive benefit of persons entitled to participate in the Policy. The Policy Administrator has full power to administer this Policy in all of its details, subject to the applicable requirements of law. For this purpose, the Policy Administrator’s powers include, but are not limited to, the following authority, in addition to all other powers provided by this Policy:

1.	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of this Policy, including the establishment of any claims procedures that may be required by applicable provisions of law;

2.	To interpret this Policy, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under this Policy;

3.	To decide all questions concerning this Policy, the eligibility of any person for severance benefits under this Policy, and the amount of any severance benefits to which an Designated Executive may be entitled;

4.	To remedy possible ambiguities, inconsistencies or omissions;

5.	To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering this Policy;

6.	To allocate and delegate its responsibilities under this Policy and to designate other persons to carry out any of its responsibilities under this Policy; and

7.	To enter into any and all contracts and agreements for carrying out the terms of this Policy and administering this Policy and to do all acts in connection therewith as it, in its discretion, deems necessary or advisable. Such contracts and agreements shall be binding and conclusive on anyone claming benefits under this Policy.

8.

The Policy Administrator has full and absolute discretion in the exercise of its authority under this Policy, including the authority to determine any person's right to benefits under the Policy, the correct amount and form of any benefits, the authority to decide any appeal, the authority to review and correct the actions of any prior administrative committee, and all of the rights powers, and authorities specified in the Policy. Notwithstanding any provision of law or any explicit or implicit provision of this document, any action taken or ruling or decision made, by the Policy Administrator in the exercise of any of its powers and authorities under the Policy, shall be final and conclusive as to all parties, regardless of whether the Policy Administrator or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision. Thus, no final action, ruling, or decision of the Policy Administrator shall be subject to de novo review in any judicial or arbitral proceeding and no final action, ruling, or decision of the Policy Administrator may be set aside unless it is held to have been arbitrary and capricious by a final judgment or award of a court or arbitral body having jurisdiction with respect to the issue.

E.	Miscellaneous Provisions.

1.	This Policy does not constitute a contract of employment for a particular term or length between any Designated Executive and the Company, nor does it in any way alter any Designated Executive’s status as an employee-at-will who may be terminated with or without cause for any reason or no reason at all except a reason prohibited by law.

2.	The Company is an “employment at will” employer. Employees have the right to resign their positions “at will” and the Company has the right to terminate an employee “at will” with or without notice or Cause. No employee’s “at will” status may be modified except in a written contract binding on the Company.

3.	Except for any written agreements with Designated Executives that provide severance benefits on a Change of Control or similar transaction, the severance benefits outlined in this Policy supersede, negate and replace all other severance benefits the Company has offered or may offer to the Designated Executives covered by this Policy.

4.	The Company intends to continue this Policy indefinitely. However, the Company reserves the right to terminate this Policy at any time and for any reason. If this Policy is terminated, no Designated Executive will have any further rights under this Policy. Any termination of this Policy shall not retroactively terminate any severance benefits which are payable as of the date of termination of this Policy.

5.	This Policy may be amended, in whole or in part, and the benefits described in this Policy may be expanded or reduced, at any time in the sole discretion of the Company with or without notice.

6.	Neither a Designated Executive nor a Participant may assign or otherwise alienate his or her benefits or right to benefits under this Policy. This means that an Designated Executive or Participant may not sell, give away, use as collateral for a loan, or otherwise interfere with his or her benefits or right to benefits.

7.	If a Participant owes any debt to the Company, any benefits that he or she is entitled to under this Policy may be reduced by such amounts.

8.	Except as otherwise required by law, this Policy and all matters arising thereunder shall be governed by the laws of the State of Pennsylvania except as preempted by ERISA (defined below).

9.	The headings in this Policy are for convenience only and shall not affect the interpretation or construction of this Policy.

10.	As used in this Policy, unless the context expressly requires the contrary, “including” means including, without limitation; references to “Sections” are references to the sections and subsections of this Policy; the masculine includes the feminine and neutral and vice versa; and the singular includes the plural, and vice versa.

11.	To the extent any amounts payable under this Policy are subject to Internal Revenue Code Section 409A, then, to the extent possible, the Company shall have the right in its sole and absolute discretion (without any obligation to do so or to indemnify any Participant for failure to do so) to adopt such amendments to the Policy or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines are necessary or appropriate to preserve the intended tax treatment of the benefits provided hereunder, to exempt the Policy from Code Section 409A or to comply with the requirements of Code Section 409A and thereby avoid the application of penalty taxes thereunder, including, without limitation, instituting a time delay in the payment of benefits under this Policy. All terms of this Policy which are undefined or ambiguous must be interpreted in a manner that is consistent with Code Section 409A if necessary to comply with Code Section 409A. Benefits under the Policy are intended to be exempt from the rules of Code Section 409A and will be construed accordingly. However, the Company will not be liable to any Participant with respect to any benefit-related adverse tax consequences arising under Code Section 409A or other provision of the Code.

F.	Official Policy Information.

1.	Official Policy Name: Rex Energy Corporation Executive Change of Control Policy.

2.	Policy Sponsor:

 Rex Energy Corporation

 Attention: Chief Financial Officer

 476 Rolling Ridge Drive

 Suite 300

 State College, Pennsylvania 16801

3.	Plan Number: [ ]

4.	Policy Sponsor’s employer Identification Number (EIN): 20-8814402

5.	Policy Administrator:

 Rex Energy Corporation

 Attention: Chief Financial Officer

 476 Rolling Ridge Drive

 Suite 300

 State College, Pennsylvania 16801

Phone Number: 814.278.7267

6.	Agent for Service of Legal Process:

 Rex Energy Corporation

 c/o Corporation Trust Company

 1209 Orange Street

 Wilmington, Delaware 19801

7.	Type of ERISA Plan: Welfare Benefit Plan

8.	Policy Year: Calendar Year

9.	Effective Date: , 2011.

10.	Policy Funding: The Company pays severance benefits under this Policy out of its general assets. Eligible Designated Executives and Participants do not make any contributions to this Policy.

G.	ERISA Rights Statement. A Participant in this Policy is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended, also called “ERISA”.

1.	Explanation of a Participant’s ERISA Rights. ERISA provides that all Policy Participants are entitled to:

(a)	Examine, without charge, at the Policy Administrator’s office and at other locations (such as work sites), all Policy documents.

(b)	Obtain copies of all Policy documents and other Policy information upon written request to the Policy Administrator. The Policy Administrator may assess a reasonable charge for the copies.

(c)	Receive a summary of the Policy's annual financial report which the Policy Administrator is required by law to furnish to each Participant.

2.	Policy Administrator’s Responsibilities Under ERISA. In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of this Policy. The people who operate this Policy, called “fiduciaries” of the Policy, have a duty to do so prudently and in the interest of Participants. No one, including the Company or any other person, may fire a Participant or otherwise discriminate against a Participant in any way in an attempt to prevent a Participant from obtaining a welfare benefit or exercising his or her rights under ERISA.

3.	Steps To Take to Enforce ERISA Rights. If a Participant’s claim for severance benefits pursuant to this Policy is denied or ignored in whole or in part, the Participant must receive a written explanation of the reason for the denial. The Participant has the right to have the Policy Administrator review and reconsider the claim. (See Section VI.C). Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests a copy of the Policy documents and does not receive them within 30 days, the Participant may file suit in a Federal court. In such a case, the court may require the Policy Administrator to provide the materials and pay the Participant up to $110.00 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Policy Administrator.

If a Participant has a claim for benefits which is denied or ignored, in whole or in part, and the Participant has been through the Policy’s appeals procedure, the Participant may file suit in a state or Federal court. Similarly, if a Participant believes the Policy’s fiduciaries are misusing the Policy’s money, or if a Participant is discriminated against for asserting his or her rights, the Participant may seek assistance from the U.S. Department of Labor, or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person the Participant sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees if, for example, it finds the Participant’s claim is frivolous.

4.	Questions. If a Participant has any questions about Policy, he or she should contact the Policy Administrator. If a Participant has any question about this statement or about his or her rights under ERISA, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline at the Employee Benefits Security Administration or on the Employee Benefits Security Administration’s website at www.dol.gov.